EXHIBIT 10.30

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made this        day of                , 2005 (“Agreement”), by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (the “Company”), and                          (“Indemnitee”).

RECITALS

WHEREAS, at the request of the Company, the Indemnitee currently serves as a [director/officer] of the Company and renders valuable services to the Company; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as directors and officers of the Company and its related entities; and

WHEREAS, both the Company and the Indemnitee recognize the increased legal risks and potential liabilities to which directors and officers of corporations are subject in connection with their positions and that liability insurance for directors and officers and statutory indemnification provisions may be inadequate to provide proper protection to individuals requested to serve as directors and officers of the Company; and

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company as an officer and/or director, the Company desires to provide for the indemnification of, and the advancement of expenses to, Indemnitee as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:

1.             Certain Definitions.  For purposes of this Agreement the following terms should have the following meanings:

(a)           “Board of Directors” means the Board of Directors of the Company.

(b)           “Bylaws” mean the bylaws of the Company, as the same may be amended from time to time.

(c)           “Change in Control” shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) during any period of two consecutive years, individuals who at the beginning of the two year period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors, or (iii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Directors then in office, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter.

(d)           “Charter” means the corporate charter of the Corporation, as the same may be amended from time to time.

(e)           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee.

(f)            “Expenses” shall mean any and all expenses, including, without limitation, reasonable attorneys fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, transcript costs, fees of experts, expenses of investigations and court costs, customarily incurred in connection with investigating, prosecuting, defending, being a witness in or participating in (including on appeal), or preparing to prosecute or defend, to be a witness or other participant, in a Proceeding.

(g)           “Indemnifiable Event” shall mean any actual or asserted event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, partner, employee, trustee, manager, member, agent or fiduciary of another corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other entity or enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(h)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  If a Change of Control has not occurred, Independent Counsel shall be selected by the Board of Directors, with the approval of Indemnitee, which approval will not be unreasonably withheld.  If a Change of Control has occurred, Independent Counsel shall be selected by Indemnitee, with the approval of the Board of Directors, which approval will not be unreasonably withheld, and by such approval, the Board of Directors shall be deemed to have joined in such selection.

(i)            “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding (including any appeals in any of the foregoing), whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 6 of this Agreement to enforce Indemnitee’s rights under this Agreement.

2.             Indemnification.

2.1           Indemnification with Respect to Proceedings Other Than Proceedings by or in the Right of the Company.  In the event that Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, any Proceeding (other than a Proceeding by or in the right of the Company) by reason of (or arising in whole or in part from) an Indemnifiable Event, the Company shall indemnify the Indemnitee, to the fullest extent permitted by applicable law, from and against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on behalf of Indemnitee, in connection with such Proceeding, provided that, in the case of amounts paid in settlement, any settlement of such Proceeding is approved in advance by the Company in writing, which approval shall not be unreasonably withheld, delayed or applied in an inconsistent manner.

2.2           Indemnification with Respect to Proceedings by or in the Right of the Company.  In the event that Indemnitee was, is or becomes a party to, or witness or other participant in, any Proceeding brought by or in the right of the Company to procure a judgment in favor of the Company by reason of (or arising in whole or in part from) an Indemnifiable Event, the Company shall indemnify Indemnitee, to the fullest extent permitted by applicable law, from and against all Expenses and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on behalf of Indemnitee, in connection with such Proceeding.

2.3           Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some portion of the Expenses, judgments, penalties, fines and amounts paid in settlement of a Proceeding which Indemnitee was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, by reason of an Indemnifiable Event, but not, however, for all of the total amount of such Expenses, judgments, fines, penalties and amounts paid in settlement, the Company will nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

2.4           Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of an Indemnifiable Event, made a party to and is successful, on the merits or otherwise, in the defense of, any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on behalf of Indemnitee, in connection therewith.  Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

3.             Advance of Expenses.  The Company shall advance all Expenses reasonably incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be made, a party or with respect to which Indemnitee is, or is threatened to be made, a witness or other participant, by reason of (or arising in whole or in part from) an Indemnifiable Event, prior to final disposition of such Proceeding, to the fullest extent permitted by applicable law and without requiring a preliminary determination as to Indemnitee’s ultimate entitlement to indemnification, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and, if required by applicable law, shall include or be preceded or accompanied by (a) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and (b) a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that such standard of conduct has not been met.  Any advances to, and undertakings to repay by, Indemnitee pursuant to this Section 3 shall be unsecured and shall not bear interest.

4.             Procedure for Determination of Entitlement to Indemnification.

4.1           Request for Indemnification.  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  Promptly upon receipt of such a request for indemnification, the Company shall cause its Board of Directors to be so advised in writing that Indemnitee has requested indemnification.

4.2           Determination of Right to Indemnification.  Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 4.1 hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company.  If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.  Indemnitee shall cooperate with the person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

5.             Presumptions and Effect of Certain Proceedings.

(a)           In making a determination with respect to entitlement to indemnification hereunder, (i) the person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 4.1 of this Agreement, and (ii) the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)           The termination of any proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that the Indemnitee did not meet the requisite standard of conduct required under applicable law for indemnification.

6.             Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 4.2 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 3, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 4.2 within sixty days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 2.4 within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses.  Neither the failure of the Board of Directors or a committee thereof, or the stockholders of the Company, or Independent Counsel to have made a determination pursuant to Section 4.2 that Indemnitee is entitled to indemnification, nor an actual determination by the Board of Directors or a committee thereof, or the stockholders, of the Company, or Independent Counsel, that Indemnitee is not entitled to indemnification shall be a defense to any judicial adjudication sought by Indemnitee or create a presumption that the Indemnitee is not entitled to indemnification or advancement of Expenses.

(b)           In any judicial proceeding commenced pursuant to this Section 6, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)           If a determination shall have been made pursuant to Section 4.2 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)           In the event that Indemnitee, pursuant to this Section 6, seeks a judicial adjudication to establish or enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by Indemnitee in connection with such judicial adjudication, regardless of the outcome of such judicial adjudication unless the court in such judicial adjudication determines that the material assertions made by Indemnitee in such judicial adjudication were not made in good faith or were frivolous.

7.             Indemnification Hereunder Not Exclusive.  The indemnification provided by this Agreement shall not be deemed exclusive of, and shall be in addition to, any indemnification or other rights to which the Indemnitee may be entitled under the Charter, the Bylaws, any vote of stockholders or Disinterested Directors, applicable law, or otherwise, both as to action in his official capacity and as to action in another capacity on behalf of the Company while holding office; provided, however, that to the extent that the Indemnitee otherwise would have any greater right to indemnification under any provision of the Charter or Bylaws as in effect on the date hereof, the Indemnitee shall be deemed to have such greater right hereunder; and provided, further, that to the extent that any change is made to the Charter and/or Bylaws which permits any greater right to indemnification than that provided under this Agreement, the Indemnitee shall be entitled to have such greater right.  No modification or amendment of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any Indemnifiable Event prior to such modification or amendment.

8.             Liability Insurance.  To the extent that the Company maintains liability insurance for directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

9.             Subrogation.  In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other person or entities, and Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

10.           No Duplication of Payment.  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received payment of such amount under any insurance policy, contract, agreement, any provision of the Charter or Bylaws, or otherwise.

11.           Exclusions.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be liable for, and the Indemnitee shall not be entitled to, indemnification or advance of Expenses under this Agreement with respect to:  (i) any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934; or (ii) any Proceeding initiated or brought by Indemnitee, and not by way of defense (other than an action or proceeding under Section 6 of this Agreement), unless the bringing of such Proceeding has been approved by the Board of Directors.

12.           Duration of Agreement.  This Agreement shall continue until and terminate ten years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, or agent of the Company or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 6 relating thereto.

13.           Successors and Assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

14.           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

16.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.           Notice by Indemnitee; Company Participation.

(a)           Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder.

(b)           With respect to any Proceeding which may be subject to indemnification or advance of Expenses under this Agreement, unless Indemnitee waives its indemnification rights under this Agreement with respect to such Proceeding, the Company will be entitled to participate in the Proceeding at its own expense and, except as otherwise provided below, if it so elects, the Company may assume the defense of the Proceeding, with counsel satisfactory to the Indemnitee.  After notice from the Company to the Indemnitee of its election to assume the defense of a Proceeding, during the Company’s good faith active defense, the Company will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense of the Proceeding, other than reasonable costs of investigation or as otherwise provided below.  The Company shall not settle any such Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  The Indemnitee shall have the right to employ separate counsel in any such Proceeding, but the fees the expenses of such counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of the Indemnitee, unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be conflict of interest between the Company and the Indemnitee in the conduct of the defense of the Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of Indemnitee’s counsel shall be Expenses for which Indemnitee may receive indemnification or advances under this Agreement.  The Company shall not be entitled to assume the defense of any Proceeding bought by or on behalf of the Company or as to which the Indemnitee has reasonably concluded there may be a conflict of interest between the Company and the Indemnitee.

19.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed) or three calendar days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next day delivery by a nationally recognized courier service, addressed as follows:

(a)           If to Indemnitee, to:

(b)           If to the Company to:

Health Care Property Investors, Inc.

3760 Kilroy Airport Way

Suite 300

Long Beach, California 90806

Attn: Legal Department

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

20.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.

21.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral negotiations, understandings or agreements between the parties with respect to the subject matter hereof; provided however that this Agreement is not intended to, and does not, supersede any indemnification or other rights to which the Indemnitee may be entitled under the Charter, the Bylaws or applicable law, or pursuant to any employment agreement between Indemnitee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HEALTH CARE PROPERTY INVESTORS, INC.

By:
Name:
Title:

INDEMNITEE:

Name: